Exhibit 2.1

Sale and Purchase Agreement

relating to 100% of the share capital of CVS Ferrari S.r.l.

Date	November 17, 2016

TABLE OF CONTENTS

1. INTERPRETATION	p.3

2. SALE AND TRANSFER OF THE QUOTA	p.6

3. PURCHASE PRICE	p.7

4. CONDITIONS TO CLOSING	p.8

5. INTERIM COVENANTS	p.9

6. EARLY TERMINATION	p.10

7. CLOSING	p.10

8. SELLER’S REPRESENTATIONS AND WARRANTIES	p.12

9. INDEMNITY	p.18

SALE AND PURCHASE AGREEMENT

by and between

(1)

Manitex International Inc., a company established under the laws of the United States of America, having its registered office at Bridgeview, Illinois 9725 Industrial Dr., United States of America Italian fiscal code [●] (the “Seller”)

and

(2)	BP S.r.l., a company established under the laws of Italy, having its registered office at Sorbolo (PR), Via Nazionale Cisa 68, - fiscal code no. 02508510340

and

(3)	NEIP III S.p.A., a company established under the laws of Italy, having its registered office at Conegliano (TV), Via Vittorio Alfieri 1, fiscal code no. 04256590268

(jointly BP S.r.l. and NEIP III S.p.A. the “Purchaser”)

(The Seller and the Purchaser are also referred to collectively as the “Parties” and each of them as a “Party”)

RECITALS

(A)

The Seller owns a quota equal to 100% of the corporate capital of CVS Ferrari S.r.l. (the “Quota”), a company incorporated under the laws of Italy, whose registered office is at Via Emilia Loc. Favorita 29010 Roveleto di Cadeo (PC) Italy, Italian tax code 01579310333 (the “Company” or the “Target”).

(B)

The Company owns 60% of CVS Ferrari Rus, Limited Liability Company, a company incorporated under the laws of Russia, whose registered office is at 207-2, lit. A, 50/30, Oktyabrsky blvd., Pushkin, St. Petersburg, 196608, Russian tax code [●] (the “Subsidiary”; each the Target and the Subsidiary, a “Group Company”, and collectively the “Group Companies” or the “Group”).

(C)

The Company currently produces and commercializes an extensive range of container handling equipment and solutions to ports and inter-modal customers on a worldwide basis through the following two lines of business (rami di azienda):

(i)	the line of business related to pick & carry cranes for industrial applications (the “Valla Division”);

(ii)	the line of business related to containers handling cranes and heavy fork lifts (the “CVS Division”).

(D)

The Seller has been owning a minority 25% stake in a joint venture company named Lift Ventures L.L.C. (“Lift Ventures”) currently under liquidation. Lift Ventures owns certain non tangible assets pertaining to the “value machine” project detailed under Schedule (D) (the “Project”). Such assets include know-kow associated to the machine developed by Lift Ventures and intended to be manufactured by SL Industries EOOD of Bulgaria and marketed by Target pursuant to the agreement entered into on April 15, 2015 between Lift Ventures and Target. Since such Project represents a valuable portion of the strategic business plan of Target, the Seller hereby commits to utilize its best efforts and leverages to liaise with the company and/or the individuals currently controlling the Project (the “Controller”) as well as with Target, to finalize a contract between Target and Controller to secure to Target the ownership of such Project. The Seller does not however guarantee that such contract will be actually finalized.

(E)	By the Closing Date (as defined below):

(i)	the Company and Manitex Valla S.r.l., a company to be incorporated under the laws of Italy, whose registered office will be at San Cesario sul Panaro (MO),

Via Verdi 22 (“Manitex Valla”), will have executed the agreement for the transfer from the Company to Manitex Valla of the Valla Division (the “Valla Sale Agreement”) pursuant to a deed along the lines of the draft attached as Schedule (E)(i);

(ii)

the Company and the owner of the properties where the Company currently operates (the “Current Lessor”) will have executed a settlement agreement whereby the relevant parties will have settled all disputes between them and terminated the pending contractual arrangements with respect to the use by the Company of such properties (the “Settlement Agreement”);

(iii)

the Current Lessor and Compagnia Generale Immobiliare S.r.l., a company established under the laws of Italy, having its registered office at Milan (MI), Via Fontana 16, fiscal code no. 0442769096 (the “New Lessor”), will have executed a sale and purchase agreement by virtue of which the New Lessor will have bought from the Current Lessor the portion of the properties known as “La Favorita” (the “Property Sale Agreement”);

(iv)

the Company and the New Lessor will have executed a new lease agreement (the “New Lease Agreement”) substantially reflecting the terms and conditions set out in Schedule (E)(iv) whereby the New Lessor will have leased to the Company the property transferred to it pursuant to the Property Sale Agreement;

(the	Valla Sale Agreement, the Settlement Agreement and the New Lease Agreement, collectively, the “New Agreements”).

(F)	Without prejudice to Seller’s commitment under Section 2 below, pursuant to the Valla Sale Agreement, Manitex Valla committed, among others, to:

(i)

pay on the Closing Date a portion of the purchase price of the Valla Division equal to Euro 1,100,000 (onemilliononehundredthousand/00) and the remainder of such consideration, equal to additional Euro 1,040,891,86 (onemillionfortythousandeighthunderdnintyone/86), to be paid in 12 monthly instalments, as stated in section 3.4 of the Valla Sale Agreement;

(ii)

establish a revolving pledge (pegno non possessorio rotativo) on the inventory of Manitex Valla to secure (a) the payment of the deferred price of the Valla Sale Agreement equal to Euro 1,040,891,86 (onemillionfortythousandeighthunderdnintyone/86) mentioned above, and (b) the due payment of the Intercompany Claims (as defined below);

(iii)	acquire from the Company certain non performing claims, as stated in section 5 of the Valla Sale Agreement;

(iv)	the indemnity obligation under section 3.5.b of the Valla Sale Agreement.

(the obligations under paragraphs from(F)(i) to(F)(iv) above bearing on Manitex Valla under the Valla Sale Agreement, collectively, the “Manitex Valla Obligations”).

(G)	From September to October 2016 the Purchaser and its advisors carried out a due diligence on certain documents relating to the Group Companies made available by the Seller and/or the Group Companies.

(H)

The Seller intends to sell the Quota as further set out in this Agreement. The Purchaser, having completed the due diligence based on the information made available by the Seller, wishes to purchase the Quota and to assume the obligations imposed on the Purchaser under this Agreement.

In light of the foregoing recitals, which constitute an integral part of this Agreement, the Parties agree as follows.

1.	INTERPRETATION

In this Agreement, including the Premises, unless the context otherwise requires, the provisions of this Clause 1 apply.

1.1	Definitions

In addition to any other defined term contained in this Agreement, the following defined terms shall have the meaning respectively ascribed or referenced to them, as follows.

1.1.1	2012-2014 Potential Tax Liability means the Tax Potential Liability with respect to the potential taxes related to the management fees paid by the Company during years 2012 - 2014.

1.1.2	Accounting Principles means the Italian Generally Accepted Accounting Principles (i.e. Civil Code and O.I.C. accounting principles).

1.1.3	Affiliates means any person that, directly or indirectly, controls, is controlled by, or is under common control with, any other person.

1.1.4	Aggregate Maximum Liability means an amount equal to the CAP plus the Seller Escrow Amount.

1.1.5	Agreement means this sale and purchase agreement.

1.1.6	Breach has the meaning set out in Clause 9.1.

1.1.7	Cap has the meaning set out in Clause 9.4.2.

1.1.8	Business Day means a day that is not Saturday or Sunday on which banks are generally open for business in Milan, Italy.

1.1.9	Civil Code means the Italian Royal Decree dated March 16, 1942, no. 262.

1.1.10	Closing means the consummation of the transactions agreed in this Agreement, in particular the consummation of the transfer of the Quota.

1.1.11	Closing Actions has the meaning set out in Clause 7.2.

1.1.12	Closing Conditions has the meaning set out in Clause 4.1.

1.1.13	Closing Date means the day on which Closing occurs.

1.1.14	Company has the meaning set out in in Recital (A).

1.1.15	Current Lessor has the meaning set out in Recital (E)(ii).

1.1.16	CVS Division has the meaning set out in Recital (C)(I)(ii).

1.1.17	Deed of Transfer means the notarial deed of transfer by means of which the Seller and the Purchaser shall transfer the Quota.

1.1.18	Employees has the meaning set out in Clause 8.11.5.

1.1.19

Encumbrance any mortgage (ipoteca), pledge (pegno), attachment (pignoramento), seizure (sequestro), usufruct (usufrutto), privilege (privilegio), security interest or other in rem right (diritto reale), or option rights, pre-emption right, right of first refusal, or other third party’s right that restricts the free and full title to an asset or a right.

1.1.20

Euro, euro, and € each means the lawful currency of such sovereigns which as members of the European Union belong to the monetary union pursuant to the “Treaty of Lisbon amending the Treaty on European Union and the Treaty establishing the European Community” dated 13 December 2007 (OJ 2007/C 306/01) at such point in time as relevant pursuant to this Agreement.

1.1.21	Group has the meaning set out in Recital (B) of this Agreement.

1.1.22	Group Company or Group Companies have the meaning set out in Recital (B) of this Agreement.

1.1.23	Indemnity Obligation has the meaning set out in Clause 9.3.

1.1.24	Intellectual Property Rights has the meaning set out in Clause 8.8.1.

1.1.25

Intercompany Claims mean the credits owed by Seller’s Related Parties to Target - whose overall amount is equal to Euro 912,136.89 - that the Seller undertakes to have the relevant Related Party to pay as follows: (a) Euro 500,000 on the Closing Date (“First Tranche”) and (b) Euro 412,136.89 in 12 monthly instalments simultaneously with the deferred price under the Valla Sale Agreement.

1.1.26	Investigation Period has the meaning set out in Clause 10.1.2(b).

1.1.27	Investment Vehicle has the meaning set out in Clause 2.3.

1.1.28	Key Counterparties means the counterparties to the agreements listed in Schedule 1.1.27.

1.1.29

Loss means any cost (costo), loss (perdita), claim (richiesta), damage (danno), penalty (sanzione), liability (passività) or expense (spesa) of any kind or nature that is the direct consequence of any Breach that can be considered restorable under sections 1225 and 1227 of Civil Code.

1.1.30	Material Agreements has the meaning set out in Clause 8.9.1.

1.1.31	Manitex Valla has the meaning set out in Recital (E)(i).

1.1.32	Manitex Valla Obligations has the meaning set out in Recital (F).

1.1.33	New Agreements has the meaning set out in Recital (E).

1.1.34	New Lease Agreement has the meaning set out in Recital (E).

1.1.35	New Lessor has the meaning set out in Recital (E)(iii).

1.1.36	Notice has the meaning set out in Clause 13.

1.1.37	Notified Claims has the meaning set out in Clause 10.1.1(b).

1.1.38	Party or Parties have the meaning set out in the parties section on page 1 of this Agreement.

1.1.39

Permits means permits (permessi), certificates (certificati), licenses (licenze), approvals (approvazioni) and other authorizations (autorizzazioni) issued by governmental bodies or other public authorities.

1.1.40

Potential Capital Gain means the capital gain triggered by the sale of the division TT that took place in March 2016, which may not be entirely offset against the loss triggered by the transfer of the Valla Division pursuant to the Valla Sale Agreement.

1.1.41	Project has the meaning set out in Recital (D).

1.1.42	Property Sale Agreement has the meaning set out in Recital D(iii).

1.1.43	Purchaser’s Escrow Account has the meaning set out in Clause 7.5.

1.1.44	Purchaser Escrow Amount has the meaning set out in Clause 7.5.

1.1.45	Purchase Price has the meaning set out in Clause 3.1.

1.1.46	Purchaser has the meaning set out in the Parties section on page 1 of this Agreement.

1.1.47

Quota means a Quota of an aggregate par value of Euro 1,271,000 (onemilliontwohudredseventyonehudredthousand) in the Company, representing 100% of its registered capital, as it is presently - and at Closing will be - owned by the Seller.

1.1.48	Reference Date means June 30, 2016.

1.1.49	Reference Financial Statements means the consolidated financial statements of the Group as at the Reference Date, attached hereto as Schedule 1.1.48.

1.1.50	Related Parties has the same meaning given to this term by IAS (International Accounting Standard) no. 24.

1.1.51	Resigning Directors has the meaning set out in Clause 7.2.

1.1.52	Resigning Auditors has the meaning set out in Clause 7.2.

1.1.53	Seller has the meaning set out in the Parties section on page 1 of this Agreement.

1.1.54	Seller Escrow Account means the escrow account to be opened by the Seller on the Closing Date to secure the payment by the Seller of the Tax Potential Liabilities.

1.1.55	Seller Escrow Amount has the meaning set out in Clause 10.3.

1.1.56	Seller’s Knowledge has the meaning set out in Clause 9.2.

1.1.57	Manitex Guarantees means the letters of guarantee that the Seller has delivered to secure obligations of the Group Companies listed in Schedule 1.1.57.

1.1.58	Seller’s Warranties has the meaning set out in the preamble of Clause 8.

1.1.59	Senior Employees has the meaning set out in Clause 8.11.

1.1.60	Settlement Agreement has the meaning set out in Recital (E)(ii).

1.1.61	Signing Date means the date on which the Agreement is executed.

1.1.62	Subsidiary has the meaning set out in Recital (B).

1.1.63	Target has the meaning set out in Recital (A).

1.1.64

Tax or Taxes means all present and future customs, duties, assessments, fees, levies or taxes - and related penalties - of any kind, including without limitation sales, value added, property, income, withholding, capital, occupational, license, excise and stamp taxes, pension, insurance and social security contributions, severance indemnity and payment obligations in respect of Employees.

1.1.65

Tax Authority means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration or collection of Tax or enforcement of any law in relation to Tax.

1.1.66	Tax Potential Liabilities has the meaning set out in Clause 8.12.

1.1.67	Tax Liability Cap has the meaning set out in Clause 10.1.

1.1.68	Third Party Claim has the meaning set out in Clause 10.1.3.

1.1.69	Time Limit has the meaning set out in Clause 9.4.

1.1.70	Valla Division has the meaning set out in Recital (C)(i).

1.1.71	Valla Sale Agreement has the meaning set out in Recital (E)(i).

1.2	Certain Rules of Construction

Unless otherwise expressly provided, for the purposes of this Agreement the following rules of construction shall apply:

1.2.1	any word imparting the singular number only is to be deemed to include the plural and vice versa;

1.2.2

the provision of a table of contents, the division of this Agreement into articles, sections, clauses and other subdivisions and the insertion of headings are for convenience of reference only and do not affect and must not be utilized in construing or interpreting this Agreement;

1.2.3	all references in this Agreement to any “Clause”, “Section” or “Schedule” are to the corresponding clause, Clause, section or schedule, respectively, of this Agreement, unless otherwise specified;

1.2.4

the word “including” or any variation means “including, without limitation” and must not be construed to limit any general statement to the specific or similar items or matters immediately following it;

1.2.5

writing or written includes communication made by mail, facsimile or email, except where a stricter form (e.g., notarisation) is required under applicable law or where otherwise provided in this Agreement;

1.2.6

the expressions “will cause” or “will procure that” and expressions of similar import and, in general, any reference to actions to be taken or not taken by a person that is not a Party to this Agreement must be construed as a promise of a third party’s obligation or action (promessa dell’obbligazione o del fatto del terzo) in accordance with Article 1381 of the Civil Code;

1.2.7	the schedules attached to this Agreement must be construed with and as an integral part of this Agreement, to the same extent as if they had been set forth verbatim in the Agreement;

1.2.8	the word “control” of a person over a company (and derived terms) has the meaning set forth in Article 2359, para. 1 of the Civil Code;

1.2.9

references to the “Civil Code” or “law” must be construed as references to, respectively, the Italian Civil Code and any piece of legislation, regulation, order or ruling binding upon the person in respect of which the reference is made, as in force as of the date of this Agreement.

1.3	Italian terms

Where an Italian term has been added in parenthesis after an English term, only such Italian term shall be decisive for the interpretation of the relevant English term whenever such English term is used in this Agreement.

1.4	Legal terms and concepts

References to any Italian legal term or concept shall in relation to any jurisdiction other than Italy be construed as references to the term or concept that most nearly corresponds to it in that jurisdiction.

2.	SALE AND TRANSFER OF THE QUOTA

2.1	Sale

Subject to the terms of this Agreement, the Seller hereby undertakes to sell to the Purchaser, subject to the Closing Conditions and with legal and economic effect as of the Closing Date, the Quota and the Purchaser hereby undertakes to acquire the Quota and pay the Purchase Price.

2.2	Deed of Transfer

2.2.1	At Closing, the Parties shall:

(a)

execute the Deed of Transfer, under which the Seller shall formally transfer to the Purchaser - and the Purchaser shall acquire from the Seller - the Quota, with legal and economic effect as of the Closing Date; and

(b)

execute such other instruments or documents and do such other things within the Parties’ control as are necessary, under applicable law, to transfer to the Purchaser good and marketable title to the Quota and to procure that the Purchaser be properly registered as owner of the Quota.

2.2.2	The provisions of the Deed of Transfer or such further instruments and documents shall not affect nor novate the agreements, covenants and understandings contained in this Agreement, which shall:

(a)	continue to be wholly and exclusively valid and enforceable between the Parties; and

(b)	prevail in case of any inconsistency with the terms of the Deed of Transfer or such other instruments or documents.

2.3	Purchaser’s Right to Designate

Pursuant to articles 1401 et seq. of the Civil Code, the Purchaser shall have the right to designate one person to purchase in its lieu the Quota from the Seller (the “Investment Vehicle”) pursuant to the terms of this Agreement, provided that such designation shall be valid only if made in accordance with the following provisions:

2.3.1

anything in Article 1403 of the Civil Code to the contrary notwithstanding, the designation will be sufficiently made if notified in writing to the Seller together with the written acceptance of the designated Investment Vehicle no later than five Business Days prior to the Closing Date;

2.3.2	at the time of the designation and as of the Closing Date, the Investment Vehicle will be controlled, directly or indirectly, by the Purchaser;

2.3.3

without prejudice to Clause 2.3.4 below, after the designation takes place, any reference to the “Purchaser” contained in this Agreement shall be deemed, for any purpose whatsoever, to be a reference to the Investment Vehicle; and

2.3.4	BP S.r.l. and NEIP III S.p.A. shall be released from their obligations under this Agreement, remaining jointly liable with the Investment Vehicle only for the Closing Actions.

3.	PURCHASE PRICE

3.1	Purchase Price

3.1.1

In consideration for the sale and transfer of the Quota at Closing the Purchaser shall pay to the Seller an aggregate consideration of Euro 6,100,000 (in words: sixmilliononehundredthousand/00) (the “Purchase Price”).

3.1.2

The Purchaser shall pay the Purchase Price on the Closing Date in immediately available funds, as per Clause 7.2.5 below, on the bank account that will communicated by the Seller to the Purchaser with separate communication.

3.2	Impact of payments on the Purchase Price

To the extent legally, accounting and tax wise possible, if any payment is made by the Seller to the Purchaser or by the Purchaser to the Seller in respect of any claim under or in connection with this Agreement, the payment shall be treated as a correction of the Purchase Price.

4.	CONDITIONS TO CLOSING

4.1	Closing Conditions

The obligations of the Parties to perform the actions at the Closing pursuant to Clause 7 shall be subject to satisfaction or waiver of the following conditions precedent (condizioni sospensive) (the “Closing Conditions”):

4.1.1	none of:

(a)	the Seller’s Warranties shall have become, or otherwise discovered to be, inaccurate, untrue or incomplete; and

(b)	the Seller’s covenants set forth in Clause 5 below shall have been breached by the Seller;

4.1.2	the New Agreements shall have been executed and - except for the Valla Sale Agreement - consummated;

4.1.3

the Company shall have received written confirmation from all the Key Counterparties of their waiver to exercise the contractual remedies provided in their favour by the respective agreements in case of change of control;

4.1.4

the Company shall have received by BNL and/or Banca del Mezzogiorno Mediocredito Centrale S.p.A. a written favourable opinion on the transfer of the Quota to the Purchaser with respect of the financing agreement dated October 6, 2014;

4.1.5	the Seller shall have waived in favour of the Company:

(a)	its credit for the amount of Euro 475,000 (fourhundredseventyfivethousand) deriving from the mandate agreement dated September 30, 2015; and

(b)	its credit for the amount of Euro 420,000 (fourhundredtwentythousand) deriving from the sale of the Liftking equipment manufactured for [●] and still not sold;

4.1.6	the Seller shall have opened the Seller Escrow Account;

4.1.7

the Company shall have delivered to the Purchaser a tax certificate pursuant to Article 14 of the Legislative Decree no. 472/1997, except for possible reference to the Tax Potential Liabilities, “clean”; and

4.1.8	the Seller and the Purchaser shall have reached an agreement on a draft Seller Escrow Agreement, the Purchaser Escrow Agreement and a draft Purchaser Bank Guarantee.

4.2	Satisfaction and waiver of Closing Conditions

4.2.1

The Parties shall (and shall cause their Affiliates to) not take any action or omission (including entering into any transaction, agreement or other arrangement) that might be expected to make it impossible, or more difficult or onerous, to fulfil any of the Closing Conditions or to result in any delay in satisfying any of the Closing Conditions.

4.2.2

The Purchaser shall give evidence to the Seller, and the Seller shall give evidence to the Purchaser, of the satisfaction of a Closing Condition or of the impossibility to satisfy such Closing Condition, in each case without undue delay after becoming aware thereof.

4.2.3

The Closing Conditions under paragraphs from 4.1.1 to 4.1.7 above are established in the exclusive interest of the Purchaser, so that they will be capable of waiver by the Purchaser only, any such waiver to be notified in writing to the Seller by and no later than the Closing Date.

4.2.4

The Closing Condition under paragraph 4.1.8 is established in the interest of both Parties, so that it will be capable of waiver by both Parties, any such waiver to be notified in writing to the other Party by and no later than the Closing Date.

5.	INTERIM COVENANTS

5.1	General Covenants

The Seller warrants to the Purchaser that, during the period commencing on the Reference Date and ending on Closing, none of the Group Companies will do any of the following:

5.1.1	not keep all machinery owned or used as of the Reference Date in good operating conditions and good state of repair;

5.1.2	not maintain in full force and effect all the insurance policies currently existing as of the Reference Date;

5.1.3	terminate or withdraw from any of the Material Agreements, save for those which should expire, or be terminated by the relevant other party, in accordance with their stated terms;

5.1.4	terminate or withdraw from any of the New Agreements;

5.1.5	assume any obligations or undertake expenses or duties or carry out sales of goods or assets outside the ordinary course of the business;

5.1.6

increase its corporate capital or issue new equity interests or carry out any extraordinary corporate transactions such as a merger, de-merger, liquidation, purchase or sale of business or assets (save for the sale of the Valla Division), other than as expressly provided for herein;

5.1.7	issue or enter into any options, warrants, bonds, convertible securities, subscription or conversion rights and not execute contracts or agreements or assume obligations of any nature under which:

(a)	they would be obligated, under condition or otherwise, to issue or sell new equity interests or any other security which could be exchanged with or converted into equity interests; or

(b)	they would be obligated to reimburse, redeem or repurchase own quotas/shares;

5.1.8	except for any transaction carried out in the ordinary course of business, consistent with past practice:

(a)	provide financing or guarantees or incur or assume any indebtedness in favor of any third party nor release guarantees provided by third parties (if any);

(b)	create liens, pledges, mortgages or other types of encumbrances on, or third party rights in, its own rights, assets or properties;

(c)	transfer or surrender any asset, or assume, indemnify or incur any liability;

(d)	waive, defer of or release any sum or obligation owed or due to any of the Group Companies;

(e)

pay or allow the levy of any payment, management fee, service or other charge or fee of any nature (including fees or expenses howsoever related to the transaction contemplated hereunder), costs, bonuses or other sums;

(f)	make any repayment of principal on any debt or payment of any interest on or other payment in relation to any debt obligation in advance of its stated maturity;

(g)	increase or modify the wages/salaries/commissions payable to any of its employees, agents or consultants, save for increases required under applicable collective labor agreements already in force and effect as of the date of this Agreement or non-material increases granted to employees other than executives (dirigenti) consistent with past practice, or hire new employees, agents or consultants;

(h)	modify its accounting methods and principles;

5.1.9	either:

(a)	undertake any modification of its activities which, singularly or as a whole, could have an adverse effect on its economic situation or business prospects; or

(b)	make or authorize capital expenditures in the aggregate exceeding Euro 50,000 (fiftythousand);

5.1.10	either:

(a)

pass any resolution in the capacity as quotaholders/shareholder of the Group Companies unless required under any mandatory provision of law, or any resolution otherwise expressly contemplated by this Agreement; or

(b)	authorize or make any transaction with Related Parties except for any transaction carried out in the ordinary course of business, consistent with past practice;

(c)	declare, authorize, pay or make any dividend, distribution or return of capital;

(d)	except for transaction entered into between the Group Company, enter into any transaction other than on arm’s length third party terms;

(e)	assume, discharge or incur any guarantee, indemnity or security except for any transaction carried out in the ordinary course of business, consistent with past practice;

(f)	make any capital commitment in the Subsidiary;

(g)	enter into any agreement or arrangement with the Seller to give effect to any of the matters referred to in Clauses 5.1.10(a) to 5.1.10(f) above.

6.	EARLY TERMINATION

6.1	Non fulfilment of Closing Conditions

If the Closing Conditions under paragraphs from 4.1.1 to 7 above are not satisfied or waived by the Purchaser and/or the Closing Condition under Paragraph 4.1.8 is not satisfied or waived by both Parties, before the Closing Date, or such other date as mutually agreed in writing between the Parties, this Agreement shall cease to be effective on the Closing Date with no retroactive effect without any indemnity, reimbursement or other payment owing from any Party to the other. In this event, the provisions set out in Clauses 13.214.2 and 15 shall continue to be effective. All other provisions and obligations of the Parties shall cease to have effect.

7.	CLOSING

7.1	Closing Place and Date

Subject to satisfaction of all the Closing Conditions, the Closing shall take place at the offices of Orrick Herrington & Sutcliffe, Corso Matteotti 10, Milan, Italy, on December 21, 2016 or at such other location, time or date as may be agreed in writing between the Seller and the Purchaser.

7.2	Closing Actions

At Closing, the Seller and the Purchaser shall take the following actions (“Closing Actions”), simultaneously and not necessarily in this same order:

7.2.1

the Seller shall deliver to the Purchaser letters of resignation by the members of the management bodies (organi amministrativi) of Target included in a list to be provided by the Purchaser to the Seller no later than ten Business Days before the Closing Date, with effect as of Closing, and confirming that they have no claims against the respective Group Companies (the “Resigning Directors”);

7.2.2

the Seller shall use its reasonable efforts to cause the members of the supervisory body (organo di controllo) of the Company included in a list to be provided by the Purchaser to the Seller no later than ten Business Days before the Closing Date to resign or otherwise cease from their office with effect as of Closing, confirming that they have no claims against the respective Group Companies (the “Resigning Auditors”);

7.2.3	the Seller shall have funded the Seller Escrow Account;

7.2.4	the Parties shall execute the Deed of Transfer, so as to transfer the Quota to the Purchaser, free of Encumbrances;

7.2.5	the Purchaser shall pay the Purchase Price to the Seller;

7.2.6	the Parties shall cause the Company to record the transfer of the Quota in its shareholders’ ledger

7.2.7	Manitex Valla shall pay through immediately available funds that portion of the consideration owed to the Company pursuant to the Valla Sale Agreement;

7.2.8	the Purchaser shall receive the payment of the First Tranche of the Intercompany Claims;

7.2.9	the Seller shall cause a quotaholders’/shareholders’ meeting of the Group Companies to be held for the purpose of:

(a)	ratifying the actions carried out by the Resigning Directors and Resigning Auditors and waiving to the maximum extent provided for by the applicable law any possible claim/objection against them;

(b)

appointing the new members of the Group Companies’ management bodies (organi amministrativi) indicated in a list to be provided by the Purchaser to the Seller no later than five Business Days before the Closing Date;

(c)

subject to the resignation contemplated in Clause 7.2.2 above, appointing the new members of the Group Companies’ supervisory bodies (organi di controllo) indicated in a list to be provided by the Purchaser to the Seller no later than five Business Days before the Closing Date;

7.2.10

the Seller shall cause a shareholders’ meeting of the Company to be held for the purpose of, and validly resolve upon, the adoption of new by-laws in text to be provided by the Purchaser to the Seller no later than ten Business Days before the Closing Date.

7.3	One Transaction

All the Closing Actions shall be regarded as one single transaction so that, at the option of the Party having specific interest in its performance, no Closing Action will be deemed to have taken place if and until all other Closing Actions will have been fully performed in accordance with this Agreement.

7.4	Transfer of title

Upon completion of the Closing Actions, the Purchaser shall acquire ownership of the Quota as of the Closing Date.

7.5	Manitex Guarantees

7.5.1	The Purchaser shall use its best efforts to obtain by the beneficiaries of the Manitex Guarantees the release of the Seller from all its obligations under the same Manitex Guarantees by July 1, 2017.

7.5.2

Should the Purchaser be not able to procure the Seller’s release within the term provided for in Paragraph 7.5.12 above, within 15 days from the expiry of such term, the Purchaser, at its discretion, shall:

(a)

open an escrow account and pay into it an amount equal to amount guaranteed by the Seller under the Manitex Guarantees (the “Purchaser Escrow Amount”) along the lines of the draft escrow agreement to be agreed before the Closing Date; or

(b)

provide the Seller with a first demand bank guarantee for an amount equal to amount guaranteed by the Seller under the Manitex Guarantees (the “Purchaser Bank Guarantee”) along the lines of the draft guarantee to be agreed before the Closing Date.

7.5.3	It being understood that:

(a)	the Purchaser Escrow Amount or the Purchaser Bank Guarantee shall be used to pay the beneficiaries of the Manitex Guarantees in case of enforcement; and

(b)	all costs related to the Purchaser Escrow Account or to the Purchaser Bank Guarantee (or any replacement thereof) shall be borne by the Purchaser.

8.	SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants that the statements set forth in this Clause 8 (the “Seller’s Warranties”) are true, correct, accurate and complete as of the date of this Agreement and the Closing Date.

8.1	Seller’s capacity

8.1.1

The Seller is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.

8.1.2	The Seller is not insolvent or subject to any bankruptcy, liquidation, composition with creditors or similar pre-bankruptcy or bankruptcy-like proceedings.

8.1.3	The Seller is not subject to any court order, which could affect or limit the execution, delivery and performance by it of the obligations arising under this Agreement.

8.1.4

All corporate acts and other corporate proceedings required to be taken by or on behalf of the Seller to authorize it to enter into and to carry out this Agreement have been duly and properly taken. This Agreement has been duly executed by the Seller and constitutes, assuming due authorization, execution, and delivery of this Agreement by the Seller, a valid and binding obligation of the same enforceable against it in accordance with its terms.

8.1.5

The execution of this Agreement and the consummation of the transactions contemplated by it do not require any consent or waiver under the incorporation deed or the by-laws of the Seller, or violate any law applicable to it.

8.2	Legal situation of the Quota

8.2.1	The Seller is and at Closing shall be:

(a)	the sole shareholder of the Company; and

(b)	the sole and exclusive owner of the Quota.

8.2.2	At Closing, the Quota shall be free of Encumbrances and other third party rights, and not subject to any restrictions in respect of its sale pursuant to this Agreement.

8.2.3	The Quota is fully paid in and free of additional payment obligations, and represents 100% of the authorised, issued and outstanding corporate capital of the Company.

8.2.4	No third party has any right in or to the Quota and in or to the shares owned by the Company in the Subsidiary.

8.3	Corporate Status of the Group Companies

8.3.1	The Company owns a shareholding in the Subsidiary equal to 60% of its corporate capital. The Company does not directly or indirectly owns shareholdings in other companies.

8.3.2	No Group Company owns, holds or has any interest of any nature whatsoever in any quota, bonds, debentures or other securities issued by any person other than by other Group Companies.

8.3.3	None of the Group Companies is insolvent or subject to any bankruptcy, liquidation, composition with creditors or similar pre-bankruptcy or bankruptcy-like proceedings

8.3.4

Each Group Company is a company duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.

8.3.5	The shareholdings in the Group Companies are free of Encumbrances and other rights of third parties.

8.3.6

There are no agreements or commitments outstanding, which call for the issue of any quota/shares or debentures in or other securities of any Group Company or accord to any person the right to call for the issue of any such quota/shares, debentures or other securities.

8.3.7	The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby do not and will not:

(a)

conflict with, or result in the breach of, or constitute a default under, the articles of incorporation or the by-laws of any of the Seller and the Group Companies or any agreement or instrument by which the Seller or any of the Group Companies are bound; or

(b)	violate any judgement, order, injunction, award, decree, law or regulation applicable to the Seller or any of the Group Companies; or

(c)

result in the creation, imposition or enforcement of any burden or restraint, encumbrance, pledge, option, pre-emption right, lien, charge, claim or right of any kind whatsoever over the shareholdings or the assets of the Group Companies.

8.4	Books and records

8.4.1

The accounting books and records of the Group Companies are kept in compliance with applicable law and accurately reflect, in accordance with the applicable laws and with the Accounting Principles, all transactions required to be recorded therein.

8.4.2

The minute books of the Group Companies contain, in accordance with the relevant applicable laws, complete and accurate records of all of the quotaholders’/shareholders’ and directors’ meetings and of all corporate actions taken by said quotaholders/shareholders and directors.

8.5	Reference Financial Statements

8.5.1	Without prejudice to the exceptions made under paragraph 8.5.3 below, the Reference Financial Statements:

(a)	have been prepared in compliance with the Accounting Principles applied consistently with past practice; and

(b)

give a true and correct representation of the assets and liabilities and of the quotaholders’/shareholders’ equity (situazione patrimoniale), financial position (situazione finanziaria) and results of operations (risultato economico) of the Group at their respective date and for the period covered by such statements.

8.5.2

As at the date of the Reference Financial Statements the Group Companies had no liabilities (including of contingent nature) (passività) or obligations (obblighi) of any other nature other than those recorded in the Reference Financial Statements.

8.5.3	All the receivables of the Group Companies reflected in the Reference Financial Statements:

(a)	have arisen from bona fide transactions;

(b)	are, or when billed, will be valid rights of payment as set forth in the underlying agreements.

8.6	Fixed Assets

8.6.1

All assets used by any Group Company for or in connection with its business, or which are required for the continuation of the CVS Division as it is currently conducted are legally used by a Group Company.

8.6.2	All assets referred to in paragraph 8.6.1 are free from Encumbrances and there is no agreement or commitment to create any such Encumbrance.

8.6.3	All assets referred to in paragraph 8.6.1 are included in the Reference Financial Statements.

8.6.4	All such tangible assets are in regular conditions for the conduct of the CVS Division as currently conducted, subject to normal wear and tear.

8.7	Leased Real Property

The Company has executed the New Lease Agreement.

8.8	Intellectual Property

8.8.1

Schedule 8.8.1 contains a list of all trademarks, trade names, domain names and know-how, which are owned by - or licensed to - the Group Companies (collectively the “Intellectual Property Rights”, such definition to also include the Project).

8.8.2	The Intellectual Property Rights are not registered.

8.8.3	The Intellectual Property Rights are not subject to any pending proceedings.

8.8.4

Except with respect to the Project, there are no contractual restrictions that could prevent any Group Company from the use of the Intellectual Property Rights as required for continuing the CVS Division’s business in substantially the same manner as at the date of this Agreement.

8.8.5	To the Seller’s Knowledge, no expenditure, other than maintenance and renewal fees, is expected to be made by any Group Company to maintain use of and title to the Intellectual Property Rights.

8.8.6	There is no pending litigation by any third party on the grounds that a Group Company is infringing any intellectual property right of such third party.

8.8.7

To the Seller’s Knowledge, there is no fact relating to the operation of the CVS Division that may infringe upon or otherwise violate in any material respect any intellectual property of any third party.

8.8.8	To the Seller’s Knowledge, there is no third party’s conduct that infringes upon or otherwise violates in any material respect any Intellectual Property Right.

8.9	Material Agreements

8.9.1	Schedule 8.9.1 contains a complete and accurate list of the following agreements, which have not yet been completely fulfilled (“Material Agreements”):

(a)	joint venture, consortium or partnership agreements with third parties;

(b)

agreements in respect of the acquisition or disposal of tangible or intangible assets (immobilizzazioni materiali o immateriali) with a consideration of more than Euro 50,000 (fiftythousand) (exclusive of VAT) or valuing more than Euro 50,000 (fiftythousand);

(c)	agreements not to compete, or which otherwise limit the extent to which the CVS Division is conducted; and

(d)	agreements:

(i)	with a consideration of more than Euro 500,000 (fivehundredthousand) (exclusive of VAT) per year; or

(ii)	with a residual duration in excess of 12 months and residual consideration of more than Euro 100,000 (onehunderdthousand).

8.9.2	In respect of each Material Agreement:

(a)	it was entered into in the ordinary course of the business;

(b)	the relevant Group Company has not committed any material breach (inadempimento grave) that would entitle the respective counterparty to terminate such Material Agreement;

(c)	there is no material breach of the relevant counterparty that would give right to the respective Group Company to terminate such relevant Material Agreement;

(d)	no counterparty to such Material Agreement has served written notice of termination or will terminate such Material Agreement as a direct and exclusive consequence of the Closing.

8.10	Transactions with Related Parties

Schedule 8.10 lists and describes all transactions with Related Parties occurred since June 30, 2016, the single value of each of which exceeds Euro 50,000 (fiftythousand).

8.11	Employees

Schedule 8.11 contains a list of all employees currently employed with the Group Companies with the exception of the employees transferred to Manitex Valla pursuant to the Valla Sale Agreement (collectively, the “Senior Employees”) who:

8.11.1	are currently appointed managing directors or board members of a Group Company; or

8.11.2	have a gross fixed annual salary (reddito annuo lordo) in excess of Euro 70,000 (seventythousand);

8.11.3	in each case excluding board members who will resign with effect as of the Closing Date.

8.11.4

no Senior Employee has received notice of termination of her/his employment or has entered into a termination agreement with a Group Company or has made or received an offer to enter into a termination agreement;

8.11.5

the relationships with the Group Companies’ employees (including the ones appointed on a fixed-term basis) (the “Employees”) have been properly classified, established and conducted in accordance with applicable law and as such all required declarations related to the Employees have been properly notified to the competent public offices;

8.11.6

save for what stated in Schedule 8.11.6, no individual (other than the Employees) is entitled to successfully claim the existence of an employment or equivalent relationship with any of the Group Companies;

8.11.7

all Employees are regularly recorded in the appropriate books and records of the relevant Group Companies, together with the aggregate compensation payable to each of them in accordance with applicable law and the applicable collective bargaining agreement;

8.11.8

all the employment measures, including but not limited to solidarity contract, extraordinary layoff plans and/or collective dismissals, have been properly implemented in accordance with applicable law, and as such any employment related liabilities, including without limitation for salaries, and other emoluments or entitlements under any contractual or statutory obligations have been duly and timely performed.

8.12	Taxes

8.12.1	Each Group Company:

(a)

has timely filed complete Tax returns with the competent Tax authorities in accordance with the applicable laws, and such Tax returns accurately reflect all liabilities for Taxes of the respective Group Company for the periods covered by them;

(b)	has not received any assessment, injunction or request for payment from any Tax authority nor are there written claims or proceedings in respect of Taxes.

8.12.2

All Taxes (including penalties and interest) payable or due by the Group Companies have been duly and timely paid or adequately provided for in the Reference Financial Statements except for taxes on the Potential Capital Gain and taxes related to the Valla Sale Agreement.

8.12.3

Each Group Company has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, including the Employees, former employees, independent contractor, creditor, stockholder, or other third part.

8.12.4

No position has been asserted or adjustment proposed in writing by any Tax authority, and there are no pending or threatened in writing actions or proceedings for the assessment or collection of Taxes against any Group Company.

8.12.5	The representation above do not apply to tax potential liabilities set out in Schedule 8.12 (the “Tax Potential Liabilities”).

8.13	Litigation

8.13.1

Except those listed in Schedule 8.13.1, no Group Company is engaged, or is proposing to engage, in any litigation, arbitration, mediation or other legal proceedings (whether as plaintiff, defendant or otherwise), from which a Loss could be reasonably expected to arise and, to Seller’s Knowledge, there are no circumstances likely to give rise to any such proceedings.

8.13.2

To Seller’s Knowledge, no Group Company is the subject of any investigation, enquiry or enforcement proceedings by any governmental or other body, no investigations, enquiries, or enforcement proceedings are pending or threatened and there are no circumstances likely to give rise to any such investigation, enquiry or enforcement proceedings.

8.14	Permits

8.14.1	The Group Companies hold in full force and effect all Permits that are necessary for the carrying out of the CVS Division’s business, as currently conducted.

8.14.2	To Seller’s Knowledge, there are no events or circumstances that may lead to a revocation, suspension or limitation, in whole or in part, of any such Permit.

8.15	Compliance with Laws

To Seller’s Knowledge, Each Group Company has complied and is in compliance in all material respect with all laws (including environmental laws), rules and regulations, ordinances, judgments, decrees, orders, writs, and injunctions of all governmental entities applicable to the CVS Division; no written notice has been received by any Group Company alleging any violation of any of the foregoing.

8.16	Inventories; Pending Orders

8.16.1

Except for what has been provided for in the Reference Financial Statements, Inventories are in good and marketable condition and single components thereof shall solely vary by reason of ordinary-course-of-business inflows and outflows.

8.16.2

Schedule 8.16.2 hereto contains a true and complete list of portafoglio ordini as of October 31, 2016 and to Seller’s Knowledge none of the ordini contained therein - as of the date hereof - has been cancelled, revoked or otherwise terminated.

8.17	Financing Arrangements

8.17.1	Full details of all overdraft, loan and other financial facilities of each Group Company (including the amounts and terms of all borrowings) are set out in Schedule 8.17.1.

8.17.2

No guarantee, mortgage, charge, pledge, lien or other security agreement or arrangement, other than those delivered in the ordinary course of business and those listed under Schedule 8.17.1, has been given by or entered into by any Group Company or third party in respect of any obligations of any Group Company (including in respect of borrowings) or in respect of the indebtedness or obligations of any other person.

8.18	Insurance policies

8.18.1	Schedule 8.18.1 includes a list of all insurance policies maintained by the Company and the Group and required by applicable law for the conduct and operation of the CVS Division’s business. All such insurance policies are in full force and effect, all premium due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy.

8.18.2

No claim is outstanding by the Group in connection with its CVS Division under any such policy of insurance and there are no circumstances that, to the Seller’s knowledge, are reasonably likely to give rise to such a claim.

8.19	Solvency

8.19.1	No Group Company is insolvent or unable to pay its debts under the insolvency laws of any jurisdiction applicable to each Group Company or has stopped paying its debts as they fall due.

8.19.2

No order has been made or resolution passed for the winding up of any Group Company and no provisional liquidator has been appointed. No petition has been presented or meeting convened for the purposes of winding up any Group Company and no voluntary arrangement has been proposed. No Group Company has become subject to any analogous proceedings or arrangements under the laws of any applicable jurisdiction.

8.19.3

No administrator, administrative receiver or any other receiver or manager has been appointed by any person in respect of any Group Company or all or any of its assets and no steps have been taken by any Group Company to initiate any such appointment. No analogous appointments have been made or initiated under the laws of any applicable jurisdiction.

8.20	No critical circumstances being concealed

The Seller has communicated in writing to the Purchaser all material facts and circumstances deemed, based on Seller’s Knowledge, critical for the CVS Division.

9.	INDEMNITY

9.1	Exhaustive Provisions

Subject to sections 1225, 1227 and 1229 of the Civil Code, to the extent permitted by any applicable law the provisions set forth in this Clause 9 shall apply instead and to the exclusion of any and all remedies that would otherwise be available to the Purchaser under the Civil Code or other laws in connection with any Loss triggered by:

9.1.1	any of the Seller’s Warranties being incorrect, inaccurate or incomplete;

9.1.2	any other obligation of the Seller arising from or relating to this Agreement being breached;

9.1.3	the Tax Potential Liabilities and taxes due on the Capital Gain and taxes related to the Valla Sale Agreement.

(each such case, a “Breach”).

9.2	Seller’s Knowledge

Where a Seller’s Warranty is restricted to “Seller’s Knowledge”, Seller’s Knowledge shall be construed to include the knowledge of the Seller and of the Target’s board members only, with the exclusion of Mr. Stefano Mercati.

9.3	Indemnity

Within five Business Days after:

9.3.1	having accepted, in accordance with Clause 10.1.2(b)(i) ; or

9.3.2	having been recognized liable, by the arbitral panel provided for in Clause16.1.1, of one or several Notified Claims, the Seller shall indemnify the Purchaser in full against, and keep it harmless from, any Loss suffered by the Purchaser or any Group Company as a result of or in connection with the Breach(es) giving rise to such Notified Claim(s) (the “Indemnity Obligation”).

9.4	Limitation of liability

9.4.1	The Seller cannot be held liable and the Purchaser shall not be indemnified under Article 9:

(a)	if the Loss is not to be considered restorable pursuant to Articles 1225 and 1227 of the Civil Code;

(b)	until a Loss materializes and becomes actual;

(c)	in respect of any Loss that does not exceed in aggregate Euro 5,000 (fivethousand), it being understood that in such event the Seller shall be liable only for the excess.

9.4.2

The Seller’s maximum aggregate liability will be limited to an amount equal to 20% of the Purchase Price, which is Euro 1,220,000 (onemilliontwohundredtwentythousand) (the “Cap”). The Cap shall from time to time be reduced on an Euro by Euro basis by any amount actually paid by the Seller to the Purchaser pursuant to Clause 10 (Taking Over of the Tax Potential Liabilities) in excess of the Seller Escrow Amount, so that the maximum aggregate amount that the Seller may have to pay hereunder pursuant to this Clause 9 (Indemnity) and Clause 10 (Taking Over of the Tax Potential Liabilities) will in no case exceed an amount equal to the CAP plus the Seller Escrow Amount (the “Aggregate Maximum Liability”).

9.5	Time limitation

9.5.1	The Seller shall not be liable in respect of any claim under the Seller’s Warranties unless written notice of such claim is given by or on behalf of the Purchaser to the Seller (each, a “Time Limit”):

(a)

in the case of a claim under Seller’s Warranties made in Clauses 8.1 (Seller’s Capacity), 8.2 (Legal Situation of the Quota Quota), 8.11 (Employees), 8.12 (Taxes) and 8.15 (Compliance with Laws), by no later than the expiration of the statute of limitations applicable to the matters covered by the respective Seller’s Warranty plus thirty business days;

(b)	in the case of a claim under any Seller’s Warranty other than those listed in Clause (a) above, by no later than eighteen (18) months from the Closing Date.

9.5.2

Following receipt of a Notified Claim (as below defined), the Indemnity Obligation arising from the respective Breach shall survive until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Agreement.

9.6	Conduct of claims

9.6.1	Notification

(a)	The Purchaser shall be entitled to give Notice to Seller of any Breach, subject to the time periods defined in Clause 9.5 (where applicable).

(b)	Such Notice (which shall herein be referred to as “Notified Claim”):

(i)

shall specify in reasonable detail for each individual Breach all underlying facts constituting the Breach, the legal basis for a potential claim and the amount or estimated amount of the Losses suffered by the Purchaser in result of the Breach; and

(ii)

shall be submitted together with documents that enable the Seller to assess the merits of any claims in respect of the relevant Breach and the amount or estimated amount of the Losses arising from the Breach.

(c)	The Purchaser shall notify the Seller of any Notified Claim within:

(i)	10 Business Days, in case of Breaches which are connected to a Third Party Claim (as below defined); or

(ii)	60 Business Days, in all other cases

(iii)

after it has obtained knowledge of the underlying facts constituting the relevant Breach (provided that failure to timely notify the Seller shall not relieve the Seller of any liability it may have to the Purchaser, except to the extent that the Seller have been actually prejudiced by such failure).

9.6.2	Investigation and objection by the Seller

(a)

In connection with any matter or circumstance that has given rise to a Notified Claim against the Seller under this Agreement, the Purchaser shall allow - and shall procure that the relevant Group Company allows - the Seller and its financial, accounting, Tax or legal advisers, to investigate the matter or circumstance giving rise to the Notified Claim, and whether and to what extent any Loss is payable in respect of the respective Breach.

(b)	The Seller shall conclude all the foregoing investigations within and no later than the 30th Business Day following receipt of the relevant Notified Claim (the “Investigation Period”). If:

(i)

prior to or upon the expiration of the Investigation Period, the Seller sends a Notice to the Purchaser accepting, in whole or in part, the Notified Claim, then the Notified Claim (or the accepted portion thereof) shall be deemed accepted, for the purposes of Clause 9.3; conversely

(ii)

the Investigation Period expires without the Seller having sent to the Purchaser a Notice of acceptance of the Notified Claim, such Notified Claim shall be deemed rejected, and either Party shall be entitled to submit the dispute so arisen to the arbitration panel provided for in Clause 14 below.

9.7	Third Party Claims

9.7.1

In the event that a third party (including any Tax Authority or other governmental or regulatory body) asserts, makes, threatens or files a claim against the Purchaser or a Group Company which arises, or which the Purchaser acting reasonably and with due care consider as likely to arise, from a Breach (a “Third Party Claim”) the following shall apply:

(a)

no admissions in relation to such Third Party Claim shall be made by or on behalf of the Purchaser or any of the Purchaser’s Affiliates (including, after Closing, the Group Companies) and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of the Seller, such consent not to be unreasonably refused or delayed;

(b)

the Purchaser shall, or shall procure that the relevant Group Company shall, conduct the defence of the Third Party Claim diligently and in good faith and take any such action as the Seller may reasonably request to defend, appeal, compromise or settle the Third Party Claim (including the assertion and pursuit of counter-claims or other claims against any third parties);

(c)	the Purchaser shall, and shall procure that the relevant Group Company shall:

(i)	keep the Seller fully informed of the progress of the Third Party Claim and its defence;

(ii)	promptly provide the Seller with copies of all material notices, communications and filings (including court papers);

(iii)

ensure that the Seller and/or one or several of its representatives bound to secrecy by professional code will, to the extent legally permissible, be entitled to participate in any meetings or discussions (including in connection with any Tax audits); and

(iv)	consult with the Seller prior to taking any action in relation to the Third Party Claim and its defence so as to give the Seller the opportunity to comment and object;

(d)	the Purchaser shall consult with the Seller in relation to the suitable manner of dealing with the Third Party Claim;

(e)	the costs and expenses incurred in relation to the defence against the Third Party Claim shall be borne as follows:

(i)

all costs and expenses reasonably incurred by the Purchaser or the relevant Group Company (other than internal costs such as labour or overhead costs) shall, to the extent the Third Party Claim is eventually found to result from a Breach for which the Seller is, subject to the limitations set forth in this Agreement, liable, be borne by the Seller, subject to the Purchaser having complied with its obligations under this Clause 10.1.3;

(ii)

all costs and expenses reasonably incurred by the Seller (other than internal costs such as labour or overhead costs) shall, to the extent the Third Party Claim is eventually found not to result from a Breach for which the Seller is, subject to the limitations set forth in this Agreement, liable, be borne by the Purchaser.

(f)

Without prejudice to the above, if the Third Party Claim consists of injunction requests received from Tax Authority (cartelle esattoriali), the Seller shall pay the relevant amount to the Company within 50 calendar days from the receipt of such enforceable judgment, provided that, should the latter be subsequently revoked or annulled as per a definitive judgment of last resort, the Company shall reimburse the Seller the amounts paid in relation to provisional judgment.

10.	TAKING OVER OF THE TAX POTENTIAL LIABILITIES - SELLER ESCROW ACCOUNT

10.1

Subject to the conditions below and pursuant to section 1272 of the Civil Code (espromissione), the Seller takes over the Company’s debt related to the Tax Potential Liability up to the maximum aggregate amount of Euro 1,570,000 (onemillionfivehundredseventythousand) (the “Tax Liability Cap”).

10.2	The Tax liability Cap shall be automatically reduced Euro by Euro:

10.2.1	by an amount equal to the difference between Euro 73,000 and the amount that will be finally assessed as being due for the 2012-2014 Potential Tax Liability;

10.2.2

by any amount paid by the Seller to the Purchaser pursuant to Clause 9, so that the maximum aggregate amount that the Seller may have to pay hereunder pursuant to Clause 9 (Indemnity) and this Clause 10 (Undertaking of the Tax Potential Liability) will in no case exceed the Aggregate Maximum Liability.

10.3

To secure the payment of the Tax Potential Liabilities, on the Closing Date the Seller shall open the Seller Escrow Account and pay into it Euro 350,000 (threehundredfiftythousand) (the “Seller Escrow Amount”). The Seller Escrow Amount shall be reduced Euro by Euro by an amount equal to the difference between Euro 73,000 and the amount that will be finally assessed as being due for the 2012-2014 Potential Tax Liability. The Seller Escrow Amount shall be used by the escrow agent to pay the Tax Potential Liabilities as soon as they become due. Any payment to be made with respect to the Tax Potential Liabilities that exceed the Seller Escrow Amount shall be, mutatis mutandis, requested by the Purchaser and made by the Seller pursuant to the procedure set out in Clause 9.

10.4	All costs related to the Seller Escrow Account (or any replacement thereof) shall be borne by the Seller.

11.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser makes the following representations and gives the following warranties to the Seller, each of which is accurate, true and correct.

11.1	Organization and Standing

11.1.1

The Purchaser is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.

11.1.2	The Purchaser is not insolvent or subject to any bankruptcy, liquidation, composition with creditors or similar pre-bankruptcy or bankruptcy-like proceedings.

11.1.3	The Purchaser is not subject to any court order, which could affect or limit the execution, delivery and performance by it of the obligations arising under this Agreement.

11.2	Authorisation

11.2.1	All corporate acts and other proceedings required to be taken by or on behalf of the Purchaser to authorize the Purchaser to enter into this Agreement have been duly and properly taken.

11.2.2

This Agreement has been duly executed by the Purchaser and constitutes, assuming due authorization, execution, and delivery of this Agreement by the Seller, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

11.3	No Conflict

The execution of this Agreement and the consummation of the transactions contemplated by it do not require any consent or waiver under the articles of association or the by-laws of the Purchaser, or violate any law applicable to it.

12.	PERIOD AFTER CLOSING

12.1	Valla Sale Agreement

The Seller shall procure that Manitex Valla duly discharges the Manitex Valla Obligations within the deadlines set out in the Valla Sale Agreement.

12.2	Manitex brand

The Seller shall grant the Company with the right of use of the Manitex brand in North America for a period of 18 (eighteen) months following the Closing Date only in association with the brand “Top Lift”, as showed in Schedule 14.2, being understood between the Parties that the Purchaser shall indemnify the Seller and keep it harmless from any Loss suffered by the Seller as a result of or in connection with the Company’s use of the Manitex brand under the terms provided for in this Paragraph 13.2.

12.3	Information and Documents

12.3.1

For a period of five years after the Closing Date, the Seller and its representatives shall have reasonable access, at the Seller’s expense, to the books and records of the Group with respect to periods prior to the Closing Date, to the extent that such access may reasonably be required by the Seller in connection with matters relating to the operations of the and/or its involvement in the affairs of the Group prior to Closing.

12.3.2

The Purchaser shall allow such access upon receipt of reasonable advance notice and during normal business hours. If the Purchaser or any Group Company desires to dispose of or destroy any of such books and records prior to the expiration of the aforementioned period, the Purchaser shall prior to such disposition give the Seller reasonable opportunity, at the Seller’s expense, to segregate and remove such books and records as the Seller may elect.

12.4	Covenant not to compete

12.4.1	Commencing on the date hereof and throughout the expiration of the fifth year following Closing (the “Non-Competition Period”) the Seller shall not, and shall cause any Related Party not to:

(a)	directly or indirectly engage in any business or activity:

(b)	in any territory worldwide; and

(c)	which implies the commercialization of products in competition with those currently produced by the CVS Division listed in Schedule 12.4.1 (the “CVS Products”);

(d)

provided, however, that neither the Seller nor its Related Parties shall be prevented from acquiring the ownership of up to 2% of the ordinary capital of any listed company, even if competing with the CVS Products; or

(e)	hire, solicit nor induce (nor initiate discussions relating to future employment with), any employee of the Group on the date of such solicitation or inducement or initiation of discussions.

12.4.2	By way of exception to the limits set forth in Clause 9.4, any single breach of this non-compete covenant shall:

(a)

oblige the Seller to indemnify the Purchaser by paying a fixed and non-reducible amount equal to 50% of each CVS Product sold in violation of this non-compete obligation, without the payment of such penalty in respect of one breach releasing the Seller from its obligation to abide by this non-compete covenant for its remaining duration; and

(b)	be enforceable by the Purchaser until 6 calendar months following the expiry of the Non-Competition Period.

12.4.3

Notwithstanding the above, it remains understood that the non-compete obligation under this clause 12.4 shall in no case be interpreted as preventing the production and/or commercialization by the Seller and/or its Related Party of the products listed in Schedule 12.4.3 currently produced/commercialized by the Seller and/or by such Related Party.

12.4.4	The Parties hereby acknowledge and agree that the consideration of the foregoing non-competition and no-raid undertakings by the Seller is fully included in the Purchase Price.

13.	PUBLIC ANNOUNCEMENTS AND CONFIDENTIALITY

13.1	Public Announcements

13.1.1

No press or other public announcement in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any of the Parties or any of their Affiliates (including the Group Companies) without the prior written approval of the Seller and the Purchaser.

13.1.2	This shall not affect any announcement required by law or any regulatory body, but:

(a)	the Purchaser, if it or any of its Affiliates is under an obligation to make an announcement, shall consult with the Seller; and

(b)	the Seller, if it or any of their Affiliates is under an obligation to make an announcement, shall consult with the Purchaser in each case as soon as reasonably practicable before complying with such an obligation.

13.2	Confidentiality

13.2.1

Each Party shall treat as strictly confidential and not disclose or use any information received or obtained as a result of, or in connection with, the entering into this Agreement that relates to this Agreement, its existence or its provisions or to any agreement to be entered into pursuant to this Agreement, or to the negotiations relating to this Agreement.

13.2.2	This Agreement shall not prohibit disclosure or use of any information if and to the extent that:

(a)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange;

(b)

the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(c)

the disclosure is made by a Seller prior to Closing or by the Purchaser after Closing, provided that the relevant Seller or the Purchaser, as the case may be, procures compliance of the relevant recipient with the confidentiality obligations set out in this Clause in respect of such information as if it were a party to this Agreement;

(d)	the information is or becomes publicly available (other than by breach of this Agreement or any other confidentiality agreement between the Parties or any of them);

(e)	the Seller in case of a disclosure or use by the Purchaser, or the Purchaser in case of a disclosure or use by the Seller, has given prior written approval to the disclosure or use; or

(f)	the information is independently developed after Closing.

14.	MISCELLANEOUS PROVISIONS

14.1	Entire Agreement

Subject to Article 1362 of the Civil Code, this Agreement constitutes the entire agreement among and between the Parties with respect to the subject matter hereof and shall replace any negotiations and understandings, oral or written, heretofore made between the Parties or any of them with respect to the subject matter hereof.

14.2	Costs

14.2.1	Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and execution of this Agreement by itself.

14.2.2

The notarial fees and all registration, stamp and transfer Taxes and duties as well as all fees of merger control authorities that are payable as a result of the transactions contemplated by this Agreement shall be borne by the Purchaser.

14.3	Notices to the Parties

14.3.1

To the extent that any communication shall in accordance with this Agreement be made by way of a “Notice” this shall mean that, in order to be valid, they have to be submitted to the recipient in compliance with this Clause, i.e.:

(a)	in the English or Italian language;

(b)	in written form by hand, registered post or an internationally renowned courier, or by email; and

(c)	to the following persons and addresses, or such other person or address as the relevant Party may notify to the others from time to time:

(i)	if to the Purchaser:

To: BP S.r.l.

Attention: Ing. Federico Zanotti

Address: Via Nazionale Cisa 68, Sorbolo (PR)

Email: Zanotti.federico@bpht.it

To: NEIP III S.p.A.

Attention: Dott. Nicola Bordignon

Address: Via Vittorio Alfieri 1, Conegliano (TV)

Email: Nicola.bordignon@finint.com

with a courtesy copy to

To: King Wood Mallesons

Attention: Davide Proverbio

Address: Via Dante 15 - 20123 Milano

Email: davide.proverbio@eu.kwm.com

(ii)	if to the Seller:

To: Manitex International Inc.

Attention: Scott Rolston

Address: 3000 South Austin Avenue, Georgetown, TX 78626 US

Email: srolston@manitexinternational.com

with a courtesy copy to

To: Orrick Herrington & Sutcliffe

Attention: Daniela Andreatta

Address: Corso Matteotti 10 - 20100 Milano

Email: dandreatta@orrick.com

14.3.2	A Notice shall be effective upon receipt (all’atto del ricevimento), which, subject to Article 1335 of the Civil Code, shall be deemed to have occurred:

(a)	at delivery, if delivered by hand, registered post or courier;

(b)	at transmission, if delivered by email.

14.4	Schedules

The following Schedules form an integral part of this Agreement.

Schedule D: Value Machine Project

Schedule E: Draft - Valla Sale Agreement

Schedule (E)(iv): New Lease Agreement

Schedule 1.1.27: Key Counterparties

Schedule 1.1.48: Reference Financial Statements

Schedule 1.1.56: Manitex Guarantees

Schedule 8.8.1: List of Intellectual Property Rights

Schedule 8.9.1: List of Material Agreements

Schedule 8.10: Lists of Transactions with Related Parties

Schedule 8.11: Senior Employees

Schedule 8.11.6: Consultancy Agreement

Schedule 8.12: Tax Potential Liabilities

Schedule 8.13.1: Litigation

Schedule 8.16.2: “Portafoglio Ordini”

Schedule 8.17.1: Financing Agreements

Schedule 8.18.1: Insurance Policies

Schedule 12.2: Manitex Brand

Schedule 12.4.1(c): CVS Products

Schedule 12.4.3: Manitex Products

14.5	Disputes

14.5.1

Any dispute arising from or in connection with this Agreement after the Closing shall be finally settled by three (3) arbitrators in accordance with the arbitration rules of the International Chamber of Arbitration of the Milan Chamber of Commerce, without recourse to the courts of law. The venue of the arbitration shall be Milan, Italy. The language of the arbitral proceedings shall be English, provided however, that the Parties shall be entitled to submit written evidence in the Italian language.

14.5.2

Any matter arising from or in connection with this Agreement other than those submitted to arbitration pursuant to Clause 0 above, including disputes regarding its consummation, shall be submitted to the exclusive jurisdiction (competenza esclusiva) of the courts of Milan, Italy.

14.6	Form of Amendments

Any amendment or supplement to, or the termination of, this Agreement, including this provision, shall be valid only if made in writing (per iscritto) and signed by all the Parties hereto.

14.7	Assignment

The Purchaser may, in whole and not in part, dispose of (cedere) any rights or claims (including future or contingent rights or claims) arising from or in connection with this Agreement by way of assignment, encumbrance or otherwise without the prior written consent of the Seller, such consent being granted by the Seller by means of executing this Agreement.

14.8	Governing Law

14.8.1

This Agreement and any contractual rights and obligations arising out of or in connection therewith and its consummation, including disputes about its validity, shall be governed by and construed in accordance with Italian law excluding conflict of laws rules and the UN Convention on Contracts for the International Sale of Goods (CISG).

14.8.2	Any non-contractual rights and obligations in connection with this Agreement shall also be governed by and construed in accordance with Italian law.

*    *    *

L.c.s.

Milan (MI) – November 17, 2016

ì

Manitex International Inc. /s/ David Langevin Mr. David Langevin	BP Sr.l. /s/ Federico Zanotti Mr. Federico Zanotti

NEIP III S.p.A. /s/ Nicola Bordignon Mr. Nicola Bordignon